CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the use of the name W.D. Von Gonten & Co., to references to W.D. Von Gonten & Co. as independent petroleum engineers, to the inclusion of information contained in our reports as of December 31, 2008, December 31, 2009, December 31, 2010 and July 1, 2011, and to the inclusion of our report as an exhibit in the Registration Statement on Form S-4 of Milagro Oil and Gas Inc. and the related prospectus that is a part thereof. We further consent to the reference to this firm under the heading “EXPERTS” in the Registration Statement and related prospectus.
Yours very truly,
W.D. VON GONTEN & CO.
William D. Von Gonten, Jr., P.E.
TX#73244
President
Houston, Texas
October 26, 2011